UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2016

VIRTUS OIL AND GAS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54526	46-0524121
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1517 San Jacinto Street, Houston, Texas 77002

( Address of principal executive offices )

Registrant’s telephone number, including area code:        (281) 806-5000

___________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

Note Purchase and Assignment Agreement

On April 26, 2016, Virtus Oil and Gas Corp. (the “Company”), Vis Vires Group, Inc. (“Seller”), and FirstFire Global Opportunities Fund, LLC (“Investor”) entered into a note purchase and assignment agreement (the “Purchase Agreement”), whereby the Seller agreed to assign, subject to the terms and conditions of the Purchase Agreement, a convertible note payable having a face value in the amount of $58,000 (the “Original Note”) to the Investor in exchange for a cash payment of $73,795.

Convertible Note

Pursuant to the Purchase Agreement, on April 26, 2016, the Company issued a new convertible note to the Investor, upon the same terms as the Original Note, with a principal balance of $73,795 (the “New Note”). The Convertible Note matures on September 5, 2016 and accrues interest at a rate of 8% per annum. Interest on the New Note is payable, subject to certain conditions, in shares of Common Stock, in cash or in a combination of cash and Common Stock.

The Convertible Note is convertible after 180 days from the original issuance date, at any time after issuance, December 30, 2015, in whole or in part, at the Investor’s option, into shares of Common Stock, at a conversion price equal to the product of (x) the arithmetic average of the three lowest trading prices of the Common Stock during the ten trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 61%.

The Investor shall not be entitled to convert any portion of the Convertible Notes, to the extent that after such conversion, the Investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date.

The Convertible Note include customary event of default provisions and provide for a default interest rate of 22% per annum. Upon the occurrence of any Event of Default, other than Section 3.2, exercisable through the delivery of written notice to the Borrower by such Holders (the “Default Notice”), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) 150% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Sum”) or (ii) the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

Subject to certain conditions, the Company has the right at any time to redeem all, but not less than all, of the total outstanding conversion amount then remaining under the Convertible Note at a price equal to 150% of such amount.

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The issuance of the Convertible Note to the Investor under the Purchase Agreement was exempt from the registration requirements of the Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Act and Rule 506(b) of Regulation D promulgated under the Act (“Regulation D”). The Company made this determination based on the representations of the Investor in the Purchase Agreement that the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.

Item 2.03 — Creation of Direct Financial Obligation or an Obligation under an

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 3.02 — Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

4.1	Form of Convertible Note, reissued on April 26, 2016
10.1	Form of Note Exchange Agreement, dated as of April 26, 2016, by and between Virtus Oil and Gas Corp., Vis Vires Group, Inc. and FirstFire Global Opportunities Fund, LLF

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtus Oil and Gas Corp.

Date: May 3, 2016	By:	/s/ M. Rupert Ireland
M. Rupert Ireland
President and Chief Executive Officer

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